Exhibit (h)(4)

Form of

amendment

dated april 25, 2025 to

amended and restated

administrative and shareholder services agreement

for MML Series Investment Fund II

MML Series Investment Fund II (the “Trust”) on behalf of each of its series listed on Exhibit B thereto (each a “Fund”) and MML Investment Advisers, LLC (the “Manager”) have entered into an Amended and Restated Administrative and Shareholder Services Agreement dated as of May 1, 2015, as amended (the “Agreement”).

The Trust, on behalf of each Fund, and the Manager wish to amend the Agreement by replacing Exhibit B in its entirety with the following:

EXHIBIT B

COMPENSATION

	Class II	Service Class I
MML Dynamic Bond Fund	0.15%	0.15%
MML Equity Rotation Fund	0.15%	0.15%
MML High Yield Fund	0.15%	0.15%
MML Invesco Discovery Large Cap Fund	0.15%	0.15%
MML Invesco Discovery Mid Cap Fund	0.15%	0.15%
MML iShares® 60/40 Allocation Fund	0.15%	0.15%
MML iShares® 80/20 Allocation Fund	0.15%	0.15%
MML Short-Duration Bond Fund	0.15%	0.15%
MML Strategic Emerging Markets Fund	0.15%	0.15%

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MML SERIES INVESTMENT FUND II
on behalf of its series identified on Exhibit B hereto, as the same may from time to time be amended

By:
Renée Hitchcock
CFO and Treasurer

MML INVESTMENT ADVISERS, LLC

By:
Douglas Steele
President